                                                                       Exhibit 2
                                                                       ---------

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                          ENTRUST TECHNOLOGIES INC.,

                           ENABLE ACQUISITION CORP.

                                      AND

                               enCOMMERCE, INC.

                                April 18, 2000

                               Table of Contents
                               -----------------

                                                                                          Page
                                                                                          ----
ARTICLE I      THE MERGER.................................................................   1
  1.1   The Merger........................................................................   1
  1.2   The Closing.......................................................................   1
  1.3   Actions at the Closing............................................................   2
  1.4   Additional Action.................................................................   2
  1.5   Conversion of Shares..............................................................   2
  1.6   Dissenting Shares.................................................................   4
  1.7   Exchange of Shares................................................................   5
  1.8   Fractional Shares.................................................................   6
  1.9   Options and Warrants..............................................................   6
  1.10  Escrow............................................................................   7
  1.11  Articles of Incorporation and By-laws.............................................   7
  1.12  Directors and Officers............................................................   7
  1.13  No Further Rights.................................................................   7
  1.14  Closing of Transfer Books.........................................................   8

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................   8
  2.1   Organization, Qualification and Corporate Power...................................   8
  2.2   Capitalization....................................................................   8
  2.3   Authorization of Transaction......................................................   9
  2.4   Noncontravention..................................................................  10
  2.5   Subsidiaries......................................................................  10
  2.6   Financial Statements..............................................................  11
  2.7   Absence of Certain Changes........................................................  11
  2.8   Undisclosed Liabilities...........................................................  11
  2.9   Tax Matters.......................................................................  12
  2.10  Assets............................................................................  13
  2.11  Owned Real Property...............................................................  13
  2.12  Real Property Leases..............................................................  13
  2.13  Intellectual Property.............................................................  14
  2.14  Contracts.........................................................................  15
  2.15  [Intentionally Omitted.]..........................................................  17
  2.16  Powers of Attorney................................................................  17
  2.17  Insurance.........................................................................  17
  2.18  Litigation........................................................................  17
  2.19  Warranties........................................................................  17
  2.20  Employees.........................................................................  17
  2.21  Employee Benefits.................................................................  18
  2.22  Environmental Matters.............................................................  20
  2.23  Legal Compliance..................................................................  21
  2.24  Customers.........................................................................  21
  2.25  Permits...........................................................................  21
  2.26  Certain Business Relationships With Affiliates....................................  22
  2.27  Brokers' Fees.....................................................................  22

                               Table of Contents
                               -----------------

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                                                                                          ----
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  2.28  Books and Records.................................................................  22
  2.29  Financial Projections.............................................................  22
  2.30  Information Statement and Proxy...................................................  22

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF ENTRUST AND THE TRANSITORY SUBSIDIARY....  23
  3.1   Organization, Qualification and Corporate Power...................................  23
  3.2   Capitalization....................................................................  23
  3.3   Authorization of Transaction......................................................  24
  3.4   Noncontravention..................................................................  24
  3.5   Reports and Financial Statements..................................................  24
  3.6   Absence of Certain Changes........................................................  25
  3.7   Litigation........................................................................  25
  3.8   Interim Operations of the Transitory Subsidiary...................................  25
  3.9   Brokers' Fees.....................................................................  25
  3.10  Intellectual Property.............................................................  25
  3.11  Contracts.........................................................................  26
  3.12  Information Statement or Form S-4.................................................  26

ARTICLE IV     COVENANTS..................................................................  27
  4.1   Closing Efforts...................................................................  27
  4.2   Governmental and Third-Party Notices and Consents.................................  27
  4.3   Shareholder Approval..............................................................  27
  4.4   Company Operation of Business.....................................................  28
  4.5   Entrust Operation of Business.....................................................  30
  4.6   Access to Information.............................................................  31
  4.7   Exclusivity.......................................................................  31
  4.8   Expenses..........................................................................  31
  4.9   Qualification of Merger Shares....................................................  31
  4.10  Indemnification...................................................................  32
  4.11  Agreements from Certain Affiliates of the Company.................................  33
  4.12  Listing of Merger Shares..........................................................  33
  4.13  Tax Matters.......................................................................  33
  4.14  Director..........................................................................  33
  4.15  Employee Benefit Plans............................................................  33
  4.16  Conversion of Company Preferred Stock.............................................  34

ARTICLE V      CONDITIONS TO CONSUMMATION OF MERGER.......................................  34
  5.1   Conditions to Each Party's Obligations............................................  34
  5.2   Conditions to Obligations of Entrust and the Transitory Subsidiary................  34
  5.3   Conditions to Obligations of the Company..........................................  36

ARTICLE VI     INDEMNIFICATION............................................................  37
  6.1   Indemnification by the Company Shareholders.......................................  37
  6.2   Indemnification Claims............................................................  38
  6.3   Survival of Representations and Warranties........................................  41
  6.4   Limitations.......................................................................  41

                               Table of Contents
                               -----------------

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  6.5   Indemnification Representative....................................................  42

ARTICLE VII    TERMINATION................................................................  43
  7.1   Termination of Agreement..........................................................  43
  7.2   Effect of Termination.............................................................  43

ARTICLE VIII   DEFINITIONS................................................................  44

ARTICLE IX     MISCELLANEOUS..............................................................  46
  9.1   Press Releases and Announcements..................................................  46
  9.2   No Third-Party Beneficiaries......................................................  46
  9.3   Entire Agreement..................................................................  46
  9.4   Succession and Assignment.........................................................  47
  9.5   Counterparts and Facsimile Signature..............................................  47
  9.6   Headings..........................................................................  47
  9.7   Notices...........................................................................  47
  9.8   Governing Law.....................................................................  48
  9.9   Amendments and Waivers............................................................  48
  9.10  Severability......................................................................  48
  9.11  Construction......................................................................  48

Exhibit A -  Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger ("Agreement") entered into as of April 18, 2000 by and among Entrust Technologies Inc., a Maryland corporation ("Entrust"), Enable Acquisition Corp., a California corporation and a wholly-owned subsidiary of Entrust (the "Transitory Subsidiary"), and enCommerce, Inc., a California corporation (the "Company"). Entrust, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company in a transaction that will qualify as a reorganization for federal income tax purposes under Section 368(a) of the Code (as defined below). In such merger, the shareholders of the Company will receive common stock of Entrust in exchange for their capital stock of the Company.

     The holders of a majority of each of the outstanding shares of Series A Preferred Stock of the Company (the "Series A Preferred"), Series B Preferred Stock of the Company (the "Series B Preferred") and Series C Preferred Stock of the Company (the "Series C Preferred") have agreed to convert their shares of Series A Preferred, Series B Preferred and Series C Preferred, respectively, into shares of Common Stock of the Company (the "Company Common Stock") prior to the Effective Time (as defined below). The Series D Preferred Stock of the Company (the "Series D Preferred"), together with the Series A Preferred, Series B Preferred and Series C Preferred are collectively referred to herein as "Company Preferred Stock," and the Company Preferred Stock and the Company Common Stock are collectively referred to herein as the "Company Shares."

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

     1.1  The Merger.  Upon and subject to the terms and conditions of this
          ----------
Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files the Merger Agreement in the form required by the California General Corporation Law (the "California Law"), together with the required officers' certificates and the certificates of satisfaction from the California Franchise Tax Board for the Transitory Subsidiary and the Company (collectively, the "Merger Filings"), in accordance with Section 1103 of the California Law, with the Secretary of State of the State of California. The Merger shall have the effects set forth in Section 1107 of the California Law.

     1.2  The Closing.  The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation in Palo Alto, California, commencing at 9:00 a.m. local time two days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, or on such mutually agreeable later date; provided, however, that the Closing shall not occur prior to May 24, 2000 (the "Closing Date"). The Parties shall use their Reasonable Best Efforts (as defined below) to close the transactions contemplated by this Agreement by May 31, 2000.

     1.3  Actions at the Closing.  At the Closing:
          ----------------------

          (a) the Company shall deliver to Entrust and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

          (b) Entrust and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of California the Merger Filings;

          (d) Entrust shall deliver a certificate for the Initial Shares (as defined below) to a bank or trust company or other entity reasonably satisfactory to the Company appointed by Entrust to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7; and

          (e) Entrust, J. Alberto Yepez (the "Indemnification Representative") and a bank or trust company or other entity reasonably satisfactory to the Company appointed by Entrust to act as the escrow agent (the "Escrow Agent") shall execute and deliver an escrow agreement in a form mutually agreeable to the Parties, and Entrust shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

     1.4  Additional Action.  The Surviving Corporation may, at any time after
          -----------------
the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5  Conversion of Shares.
          --------------------

          (a) General.  In consideration of the transactions contemplated
              -------
hereby, Entrust has agreed to issue an aggregate of 10,250,000 shares of Entrust Common Stock (the "Total Consideration") (i) in exchange for all of the outstanding Company Shares immediately prior to the Effective Time and (ii) upon exercise of all of the Options (as defined below) and Warrants (as defined below), whether vested or unvested, outstanding immediately prior to the Effective Time.

          (b) Series D Preferred and Company Common Stock.  At the Effective
              -------------------------------------------
Time, each share (if any) of Series D Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Series D Preferred owned beneficially by Entrust or the Transitory Subsidiary, Dissenting Shares (as defined below) and shares of Series D Preferred held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of common stock, $0.01 par value, of Entrust ("Entrust Common Stock") as is equal to the Series D Conversion Ratio (as defined below), and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned beneficially by Entrust or the Transitory Subsidiary, Dissenting Shares and shares of Company Common Stock held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of Entrust Common Stock as is equal to the Common Conversion Ratio (as defined below).

          (c) Conversion Ratios.  Except as provided below, the "Series D
              -----------------
Conversion Ratio" shall be equal to that number of shares of Entrust Common Stock that has a value (based upon an appraisal by independent competent appraisers engaged by the Company) equal to $11.82 (representing $9.46 per share (the "Liquidating Amount") plus $2.36 per share (the "Participating Amount") as set forth in Section 2 of Article IV of the Company's Articles of Incorporation). Except as provided below, the "Common Conversion Ratio" shall be equal to a fraction, (x) the numerator of which shall be the Total Consideration minus that number of shares of Entrust Common Stock that is equal to the Series D Conversion Ratio multiplied by the sum of (A) the number of shares of Series D Preferred (if any) outstanding immediately prior to the Effective Time and (B) the number of shares of Series D Preferred subject to the Warrant dated April 11, 2000 issued to Andersen Consulting (the "Series D Warrant") (if any) outstanding immediately prior to the Effective Time and (y) the denominator of which shall be the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the Company's treasury) and (ii) the number of shares of Company Common Stock issuable upon exercise of the Options (as defined below) and Warrants (as defined below), issued and outstanding immediately prior to the Effective Time, whether vested, unvested or subject to repurchase by the Company following such exercise. Notwithstanding the foregoing, in the event the Common Conversion Ratio is equal to a number of shares of Entrust Common Stock, the value (based upon an appraisal by independent competent appraisers engaged by the Company) per share of which is less than the Participating Amount, then (1) the Series D Conversion Ratio shall be equal to that number of shares of Entrust Common Stock that has a value per share (based upon an appraisal by independent competent appraisers engaged by the Company) equal to the Liquidating Amount (such number of shares being referred to as the "Liquidating Portion") plus that number of shares of Entrust Common Stock equal to the Common Conversion Ratio set forth in clause (2) of this sentence; and (2) the Common Conversion Ratio shall be equal to a fraction,
(x) the numerator of which shall be the Total Consideration minus that number of shares of Entrust Common Stock that is equal to the Liquidating Portion multiplied by the sum of (A) the number of shares of Series D Preferred (if any) outstanding immediately prior to the Effective Time and (B) the number of shares of Series D Preferred subject to the Series D Warrant (if any) outstanding immediately prior to the Effective Time and (y) the denominator of which shall be the sum of (i) the number of shares of Company Common Stock and Series D Preferred issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the Company's treasury) and (ii) the number of shares of Company Common Stock and Series D Preferred issuable upon exercise of the Options (as defined below) and Warrants (as defined below), issued and outstanding immediately prior to the Effective Time, whether vested, unvested or subject to repurchase by the Company following such exercise. The Series D Conversion Ratio and the Common Conversion Ratio are collectively referred to herein as the "Conversion Ratios." The Conversion Ratios shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Entrust Common Stock between the date of this Agreement and the Effective Time. Shareholders of record of the Company immediately prior to the Effective Time ("Company Shareholders") shall be entitled to receive immediately 90% of the shares of Entrust Common Stock into which their Company Shares were converted pursuant to this Section 1.5(c) (the "Initial Shares"); the remaining 10% of the shares of Entrust Common Stock into which Company Shares were converted pursuant to this Section 1.5(c) (the "Escrow Shares") shall be deposited into escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

          (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by Entrust or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (e) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     1.6  Dissenting Shares.
          -----------------

          (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares, unless such Company Shareholder's right to appraisal shall have ceased in accordance with Section 1309 of the California Law. If such Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5 and (ii) promptly following the occurrence of such event, Entrust shall deliver to the Exchange Agent a certificate representing the Merger Shares to which such holder is entitled pursuant to
Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining Merger Shares to which such holder is entitled pursuant to Section
1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

          (b) The Company shall give Entrust (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. The Company shall not, except with the prior written consent of Entrust or as may be required by applicable law (in which case the Company shall provide prior written notice to Entrust), make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7  Exchange of Shares.
          ------------------

          (a) Prior to the Effective Time, Entrust shall appoint the Exchange Agent to effect the exchange for the Initial Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, Entrust shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares, as described in Section 1.5. As soon as practicable after the Effective Time and in any event within five business days thereafter, Entrust shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld under the Code or any provision of state, local or foreign tax laws) the Initial Shares issuable pursuant to
Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

          (b) If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Shares issuable to such holder pursuant to Section 1.5 that are properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Entrust shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of Entrust may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to indemnify Entrust against any claim that may be made against Entrust with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) No dividends or other distributions that are payable to the holders of record of Entrust Common Stock as of a date on or after the Closing Date shall be paid to former Company Shareholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, Entrust shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Entrust Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.8  Fractional Shares.  No certificates or scrip representing fractional
          -----------------
Initial Shares shall be issued to former Company Shareholders upon the surrender for exchange of Certificates, and such former Company Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Entrust with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Shareholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Shareholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price per share of Entrust Common Stock on the Nasdaq National Market ("Nasdaq"), as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Shareholder would otherwise be entitled to receive.

     1.9  Options and Warrants.
          --------------------

          (a) As of the Effective Time, all options to purchase Company Common Stock issued by the Company pursuant to its 1997 Stock Option Plan and 1997B Stock Option Plan ("Options") and the Warrant dated October 15, 1998 issued to Phoenix Leasing Incorporated, the Warrant dated October 15, 1998 issued to Robert Kingsbrook and the Series D Warrant (collectively, the "Warrants"), whether vested or unvested, shall be assumed by Entrust. Immediately after the Effective Time, each Option and Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant (as the case may be) to acquire, on the same terms and conditions as were applicable under such Option or Warrant at the Effective Time, such number of shares of Entrust Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option or Warrant multiplied by the applicable Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option and Warrant shall be equal to the exercise price of such Option or Warrant immediately prior to the Effective Time, divided by the applicable Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all of the other terms of such Options and Warrants shall otherwise remain unchanged.

          (b) As soon as practicable after the Effective Time, Entrust or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 1.9, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and contained in such notice).

          (c) Entrust shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Entrust Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this Section
1.9.  Within fifteen days after the receipt
by Entrust of the consolidated audited and unaudited historical financial statements of the Company and the Subsidiaries (as defined below) required to be filed by Entrust with the Securities and Exchange Commission (the "SEC") pursuant to Item 7(a) of the Current Report on Form 8-K as a result of the transactions contemplated hereby, Entrust shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to all shares of Entrust Common Stock subject to the Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     1.10 Escrow.
          ------

          (a) On the Closing Date, Entrust shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations set forth in Article VI of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative.

     1.11 Articles of Incorporation and By-laws.
          -------------------------------------

          (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 Directors and Officers.  The directors of the Transitory Subsidiary
          ----------------------
shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions.

     1.13 No Further Rights.  From and after the Effective Time, no Company
          -----------------
Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.14 Closing of Transfer Books.  At the Effective Time, the stock transfer
          -------------------------
books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to Entrust, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As of the date hereof, the Company represents and warrants to Entrust that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to Entrust on the date hereof and accepted in writing by Entrust (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify the corresponding paragraph in this Article II and such other paragraphs only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

     2.1  Organization, Qualification and Corporate Power.  The Company is a
          -----------------------------------------------
corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Entrust complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

     2.2  Capitalization.  The authorized capital stock of the Company consists
          --------------
of (a) 29,263,546 shares of Company Common Stock, of which, as of April 14, 2000, 7,736,984 shares were issued and outstanding, and (b) 13,205,052 shares of Company Preferred Stock, of which (i) 2,798,508 shares have been designated as Series A Preferred, of which, as of April 14, 2000, 1,675,538 shares were issued and outstanding, (ii) 2,000,000 shares have been designated as Series B Preferred, of which, as of April 14, 2000, 1,634,020 shares were issued and outstanding, (iii) 3,614,458 shares have been designated as Series C Preferred, of which, as of April 14, 2000, 3,614,338 shares were issued and outstanding, and (iv) 4,792,086 shares have been designated as Series D Preferred, of which, as of April 14, 2000, 4,792,085 shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of: (i) all shareholders of the Company, indicating the number and class or series of Company Shares held by each shareholder and (for Company Shares other than shares of Company Common Stock) the number of shares of Company Common Stock (if any) into which such Company Shares are convertible;
(ii) all outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than shares of Company Common Stock) the number of shares of Company Common Stock (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant and (D) any terms regarding the acceleration of vesting; and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed in
Section 2.2 of the Disclosure Schedule as of the date hereof, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company (as defined below), there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws. For the purpose of this Agreement, "Knowledge of the Company" means the knowledge of those persons set forth in Section 2.2 of the Disclosure Schedule.

     2.3  Authorization of Transaction.  The Company has all requisite power and
          ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the outstanding shares of the Company Common Stock and Company Preferred Stock, each voting as a separate class (the "Requisite Shareholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of California Law, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy.

     2.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as set forth in Section 2.4 of the Disclosure Schedule and except for such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and the filings of the Merger Filings as required by the California Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary (as defined below), (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject,
(d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this
Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) that would have a Company Material Adverse Effect, other than (i) mechanic's, materialmen's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company.

     2.5  Subsidiaries.
          ------------

          (a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a "Subsidiary" and, collectively, the "Subsidiaries"); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; and (iv) the names of the officers and directors of each Subsidiary.

          (b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties require such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to Entrust complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interest, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreement or understandings with respect to the voting of any capital stock of any Subsidiary. Except as set forth in Section 2.5 of the Disclosure Schedule and other than marketable securities for cash management purposes, the Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture, trust, or other business association which is not a Subsidiary.

     2.6  Financial Statements.  The Company has provided to Entrust (a) the
          --------------------
audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company and the Subsidiaries as of and for each of the last three fiscal years and (b) the unaudited consolidated balance sheet and statements of income, changes in shareholders' equity and cash flows as of and for the nine months ended March 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) above
--------  -------
are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7  Absence of Certain Changes.  From the Most Recent Balance Sheet Date
          --------------------------
until the date hereof, (a) there has occurred no event or development which has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any actions that would constitute a breach of the prohibitions set forth in Section 4.4.

     2.8  Undisclosed Liabilities.  None of the Company and its Subsidiaries has
          -----------------------
any liability as of the date hereof (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against the March 31, 2000 unaudited consolidated balance sheet of the Company and its Subsidiaries (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since March 31, 2000 in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

     2.9  Tax Matters.
          -----------

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

              (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable (except for such Taxes as are disputed in good faith and for which adequate reserves are reflected on the Most Recent Balance Sheet). The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (c) The Company has delivered to Entrust complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 1996. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. The Company has delivered or made available to Entrust complete and accurate copies of all other Tax Returns of the Company and the Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after December 31, 1996. No examination or audit of any

Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (d) Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under
Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (e) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or
(iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (f) Neither the Company nor any Subsidiary has undergone a change in its method of accounting resulting in a material adjustment to its taxable income pursuant to Section 481 of the Code.

     2.10 Assets.  Each of the Company and the Subsidiaries owns or leases all
          ------
tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest, except such as would not have a Company Material Adverse Effect.

     2.11 Owned Real Property.  Neither the Company nor any Subsidiary owns any
          -------------------
real property.

     2.12 Real Property Leases.  Section 2.12 of the Disclosure Schedule lists
          --------------------
as of the date hereof all real property leased or subleased to or by the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has made available to Entrust complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule as of the date hereof:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such lease or sublease; and

          (d) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.13 Intellectual Property.
          ---------------------

          (a) To the Knowledge of the Company, the Company and the Subsidiaries own or have the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Company Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Company Internal Systems"). The Company and the Subsidiaries own or have the right to use all copyrightable materials and trade secrets in the Company Customer Deliverables. The Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Company Customer Deliverables is referred to herein as the "Company Intellectual Property." Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the Knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice and know-how and (v) trademarks, service marks, trade names, domain names and applications and registrations therefor. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary.

          (b) To the Knowledge of the Company, none of the Company Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the Knowledge of the Company, none of the Company Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to Entrust complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to Entrust complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

          (c) Section 2.13(c) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

          (d) Neither the Company nor any Subsidiary has disclosed the source code for any of the software owned by the Company or a Subsidiary (the "Software") to any person or entity, except pursuant to the agreements listed in
Section 2.13(d) of the Disclosure Schedule, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

          (e) All employees and independent contractors that develop copyrightable and patentable material for the Company have executed agreements expressly assigning all right, title and interest in such copyrightable and patentable materials to the Company or a Subsidiary.

     2.14 Contracts.
          ---------

          (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

              (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than twelve (12) months;

              (ii) (A) any agreement (or group of related agreements) for the purchase of products or receipt of services involving a sum in excess of $1,000,000 per year, (B) any customer contracts (or related contracts) involving a sum in excess of $250,000 or (C) any agreements (or related agreements) in which the Company or any Subsidiary has granted "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

              (iii) any agreement establishing a partnership, limited liability company or joint venture;

              (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

              (v)     any agreement concerning noncompetition;

              (vi) any employment agreement with an executive officer of the Company;

              (vii) any agreement involving any officer, director or shareholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof, excluding any stock purchase, voting or registration rights or comparable agreement;

              (viii) any shareholder voting, registration rights, stock purchase or comparable agreement;

               (ix)   [intentionally omitted];

               (x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for (i) the purchase, sale or license of products, (ii) the provision of services or (iii) the resale or distribution of products, in each case entered into in the ordinary course of business); and

               (xi) any other agreement (or group of related agreements) involving more than $50,000 and not entered into in the ordinary course of business.

         (b) The Company has made available to Entrust a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed which by its terms remains executory: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such contract.

     2.15  [Intentionally Omitted.]

     2.16  Powers of Attorney.  There are no outstanding powers of attorney
           ------------------
executed on behalf of the Company or any Subsidiary.

     2.17  Insurance.  Section 2.17 of the Disclosure Schedule lists each
           ---------
insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, to the Knowledge of the Company neither the Company nor any Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms hereof as in effect immediately prior to the Closing.

     2.18  Litigation.  As of the date of this Agreement, there is no action,
           ----------
suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     2.19  Warranties.  No product or service manufactured, sold, leased,
           ----------
licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit to the ultimate end user other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule, and (ii) manufacturers' warranties for which neither the Company nor any Subsidiary has any liability.

     2.20  Employees.
           ---------

           (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary as of the date hereof, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary, and forms of such agreement have previously been made available to Entrust. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary, and forms of such agreements have previously been made available to Entrust. To the Knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

          (b) Neither the Company nor any Subsidiary is a party to or bound by any written collective bargaining agreement, nor has any of them experienced any strikes, written grievances, written claims of unfair labor practices or other collective bargaining disputes. To the Knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

          (c) The Company has complied with all laws, rules and regulations relating to the hiring or employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, immigration, and the payment of social security and other payroll-related taxes, except where non-compliance would not have a Company Material Adverse Effect, and the Company has not received any written notice alleging that it has failed to comply with any such laws, rules or regulations.

     2.21 Employee Benefits.
          -----------------

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

              (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b) Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing,
(ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and
(iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Employee Benefit Plan, have been delivered to Entrust. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code have either received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service ("IRS") as to its qualified status under the Code, or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Benefit Plan, respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) Neither the Company, any Subsidiary nor any ERISA Affiliate has ever been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

          (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company or a Subsidiary at any time without material liability to the Company or a Subsidiary as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any current shareholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of March 31, 2000.


     2.22 Environmental Matters.
          ---------------------

          (a) Except as would not have a Company Material Adverse Effect, each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental

Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (b) Except as would not have a Company Material Adverse Effect, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to Entrust). For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

     2.23 Legal Compliance.  Each of the Company and the Subsidiaries, and the
          ----------------
conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     2.24 Customers.  Section 2.24 of the Disclosure Schedule sets forth a list
          ---------
of (a) the largest twenty (20) customers of the Company from the end of the last full fiscal year through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during such period. To the Knowledge of the Company, no such customer has indicated within the past year that it will stop, or decrease the rate of, buying products from the Company or any Subsidiary, except as a result of the successful deployment of the product or products.

     2.25 Permits.  The Company has all permits, licenses, registrations,
          -------
certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each such Permit is in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and has no knowledge believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.26 Certain Business Relationships With Affiliates.  No Affiliate of the
          ----------------------------------------------
Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has asserted to the Knowledge of the Company any claim or cause of action against the Company or any Subsidiary, or (c) has borrowed any money from the Company or its Subsidiaries.

     2.27 Brokers' Fees.  Except for those fees payable to Credit Suisse First
          -------------
Boston Corporation, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records.  The minute books and other similar records of the
          -----------------
Company and each Subsidiary contain complete and accurate records of all corporate actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

     2.29 Financial Projections.  The Company has made available to Entrust
          ---------------------
certain financial projections with respect to the Company's business which projections were prepared by the Company based upon the assumptions reflected therein. The Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it at the time such projections were presented to Entrust to be reasonable.

     2.30 Information Statement and Proxy.  The information concerning the
          -------------------------------
Company supplied by the Company for inclusion in the information statement to be reviewed by the California Department of Corporations in reliance on Section 3(a)(10) of the Securities Act and sent to the Company Shareholders (the "Information Statement") or the prospectus prepared as part of the Registration Statement on Form S-4 and sent to the Company Shareholders shall not, at the time that the Information Statement (including any amendments or supplements thereto) is approved by the California Department of Corporations, or the Registration Statement on Form S-4 (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning the Company supplied for inclusion in the Information Statement or prospectus shall not, on the date that the Information Statement or prospectus is first mailed to the Company Shareholders, at the time of the Company's Shareholders' meeting to consider this Agreement and the Merger (the "Company Shareholders Meeting") and at the Effective Time and the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Information Statement or a supplement to the prospectus, the Company shall promptly inform Entrust of such event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information concerning Entrust or the Transitory Subsidiary contained in any of the foregoing documents which is supplied by Entrust or the Transitory Subsidiary.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ENTRUST
                         AND THE TRANSITORY SUBSIDIARY

     As of the date hereof, each of Entrust and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1  Organization, Qualification and Corporate Power.  Each of Entrust, the
          -----------------------------------------------
Transitory Subsidiary and Entrust Technologies Limited, a Canadian corporation and majority-owned subsidiary of Entrust (the "Canadian Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Entrust and its Canadian Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have an Entrust Material Adverse Effect (as defined below). Each of Entrust and the Canadian Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Entrust has made available to the Company complete and accurate copies of its Articles of Incorporation and By-laws. For purposes of this Agreement, "Entrust Material Adverse Effect" means a material adverse effect on the assets, business, financial condition or results of operations of Entrust and its subsidiaries, taken as a whole.

     3.2  Capitalization.  The authorized capital stock of Entrust consists of
          --------------
(a) 100,000,000 shares of Entrust Common Stock, of which 53,536,386 shares were issued and outstanding as of April 13, 2000, (b) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding, and (c) 15,000,000 shares of Special Voting Stock, $0.01 par value per share, of which 5,157,289 shares were held in Entrust's treasury as of April 13, 2000.
All of the issued and outstanding shares of Entrust Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and issued in compliance with applicable securities laws. As of April 13, 2000, Entrust had an aggregate of 12,500,000 shares of Entrust Common Stock authorized for issuance in connection with its employee stock plans. Other than as set forth above, as of April 13, 2000, there were no outstanding or authorized options, warrants, rights, agreements or commitments to which Entrust was a party or which were binding upon Entrust providing for the issuance or redemption of any of its capital stock. For the purpose of this Agreement, "Knowledge of Entrust" means the knowledge of all officers of Entrust who are reporting persons pursuant to Section 16 of the Exchange Act as of the date hereof, the Vice President of Legal Affairs and Vice President and Controller.

     3.3  Authorization of Transaction.  Each of Entrust and the Transitory
          ----------------------------
Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of Entrust) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Entrust and the Transitory Subsidiary of this Agreement and (in the case of Entrust) the Escrow Agreement and the consummation by Entrust and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Entrust and the Transitory Subsidiary, respectively. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by Entrust and the Transitory Subsidiary and constitute valid and binding obligations of Entrust and the Transitory Subsidiary, enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy. No vote of stockholders of Entrust is required to consummate the transactions contemplated by this Agreement.

     3.4  Noncontravention.  Subject to compliance with the applicable
          ----------------
requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the HSR Act and the filing of the Merger Filings as required by the California Law, neither the execution and delivery by Entrust or the Transitory Subsidiary of this Agreement or (in the case of Entrust) the Escrow Agreement, nor the consummation by Entrust or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of Entrust or the Transitory Subsidiary,
(b) require on the part of Entrust or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which Entrust or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, (d) result in the imposition of any Security Interest upon any assets of Entrust or the Transitory Subsidiary, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Entrust or the Transitory Subsidiary or any of their properties or assets, except for any violation which would not adversely affect the consummation of the transaction contemplated herein.

     3.5  Reports and Financial Statements.  Entrust has previously furnished or
          --------------------------------
made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the

SEC, and (b) all other reports filed by Entrust under the Exchange Act with the SEC since August 31, 1998 (such reports are collectively referred to herein as the "Entrust Reports"). The Entrust Reports constitute all of the documents required to be filed by Entrust since August 31, 1998 under the Exchange Act. The Entrust Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Entrust Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Entrust included in the Entrust Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Entrust as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Entrust.

     3.6  Absence of Certain Changes.  From December 31, 1999 until the date
          --------------------------
hereof, there has occurred no event or development which has had, or would reasonably be expected to have in the future, an Entrust Material Adverse Effect.

     3.7  Litigation.  As of the date of this Agreement, there is no Legal
          ----------
Proceeding which is pending or, to the Knowledge of Entrust, threatened against Entrust or any subsidiary of Entrust which, if determined adversely to Entrust or such subsidiary, could in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or have an Entrust Material Adverse Effect.

     3.8  Interim Operations of the Transitory Subsidiary.  The Transitory
          -----------------------------------------------
Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.9  Brokers' Fees.  Neither Entrust nor the Transitory Subsidiary has any
          -------------
liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than the fees due to Bear, Stearns & Co. Inc., which are the obligations of Entrust.

     3.10 Intellectual Property.  To the Knowledge of Entrust, Entrust and its
          ---------------------
subsidiaries own or have the right to use all Intellectual Property necessary
(i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by Entrust to other parties (together, the "Entrust Customer Deliverables") or (ii) to operate Entrust's internal systems that are material to the business or operations of Entrust, including, without limitation, computer hardware systems, software applications and embedded systems (the "Entrust Internal Systems"). Entrust and its subsidiaries own or have the right to use all copyrightable materials and trade secrets in the Entrust Customer Deliverables. The Intellectual Property owned by or licensed to Entrust and incorporated in or underlying the Entrust Customer Deliverables is referred to herein as the "Entrust Intellectual Property." Each item of Entrust Intellectual Property will be owned or available for use by it immediately following the Closing on substantially the identical terms and conditions as it was immediately prior to the Closing. Entrust has taken commercially reasonable measures to protect the proprietary nature of each item of Entrust Intellectual Property. To the Knowledge of Entrust, no other person or entity is infringing, violating or misappropriating any of the Entrust Intellectual Property.

     3.11 Contracts.  With respect to each agreement to which Entrust or its
          ---------
subsidiaries is a party and which is material to the business of Entrust and its subsidiaries taken as a whole and by its terms remains executory: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought, and except as indemnification may be limited by public policy; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Entrust nor any subsidiary nor, to the Knowledge of Entrust, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the Knowledge of Entrust, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Entrust or any subsidiary or, to the Knowledge of Entrust, any other party under such contract, except for purposes of this clause (iii) any violations or breaches that would not have an Entrust Material Adverse Effect.

     3.12 Information Statement or Form S-4.  The information concerning Entrust
          ---------------------------------
and the Transitory Subsidiary supplied by Entrust for inclusion in the Information Statement to be reviewed by the California Department of Corporations in reliance on Section 3(a)(10) of the Securities Act and sent to the Company Shareholders or the prospectus prepared as part of the Registration Statement on Form S-4 and sent to the Company Shareholders shall not, at the time that the Information Statement (including any amendments or supplements thereto) is approved by the California Department of Corporations, or the Registration Statement on Form S-4 (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information concerning the Entrust and the Transitory Subsidiary supplied by each such Party for inclusion in the Information Statement or prospectus shall not, on the date that the Information Statement or prospectus is first mailed to the Company Shareholders, at the time of the Company Shareholders Meeting and at the Effective Time and the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Entrust or the Transitory Subsidiary or any of their respective affiliates, officers or directors should be discovered by Entrust or the Transitory Subsidiary which should be set forth in an amendment to the Information Statement or a supplement to the prospectus, Entrust shall promptly inform the Company of such event. Notwithstanding the foregoing, Entrust makes no representation or warranty with respect to any information concerning the Company contained in any of the foregoing documents which is supplied by the Company.

                                   ARTICLE IV
                                   COVENANTS

     4.1  Closing Efforts.  Each of the Parties shall use its best efforts, to
          ---------------
the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct such that the conditions set forth in Article V will be satisfied and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2  Governmental and Third-Party Notices and Consents.
          -------------------------------------------------

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that, notwithstanding anything to the contrary in this Agreement, Entrust shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Entrust or its Affiliates.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section
2.4 of the Disclosure Schedule.

     4.3  Shareholder Approval.
          --------------------

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Shareholder Approval, either at a special meeting of shareholders or pursuant to a written shareholder consent, all in accordance with the applicable requirements of the California Law. In connection with such special meeting of shareholders or written shareholder consent, the Company shall provide the Information Statement to its shareholders, which Information Statement shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Shareholders, the escrow arrangements and the authority of the Indemnification

Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms), (B) all of the information required by Section 3(a)(10) of the Securities Act and (C) a statement that dissenters' rights are available for the Company Shares pursuant to Chapter 13 of the California Law and a copy of Sections 1300, 1302, 1303 and 1304 of the California Law. Entrust agrees to cooperate with the Company in the preparation of the Information Statement. The Company agrees not to distribute the Information Statement until Entrust has had a reasonable opportunity to review and comment on the Information Statement and the Information Statement has been approved by Entrust (which approval may not be unreasonably withheld or delayed). If the Requisite Shareholder Approval is obtained without the solicitation of all shareholders entitled to vote, the Company shall send, pursuant to Section 603(b) of the California Law, a written notice to all shareholders of the Company at least ten (10) days prior to the Effective Time informing them that this Agreement and the Merger were adopted and approved by the shareholders of the Company and that appraisal rights are available for their Company Shares pursuant to Chapter 13 of the California Law (which notice shall include a copy of Sections 1300, 1302, 1303 and 1304 of the California
Law), and shall promptly inform Entrust of the date on which such notice was sent.

          (b) The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

          (c) The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by Entrust or the Transitory Subsidiary for inclusion in the Information Statement).

          (d) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of this Agreement (including the provisions of Article VI hereof) and the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Initial Shares into Escrow and the appointment of the Indemnification Representative.

          (e) Entrust and the Transitory Subsidiary shall ensure that any information furnished by such party to the Company for inclusion in the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     4.4  Company Operation of Business.  Except as contemplated by this
          -----------------------------
Agreement and Section 4.4 of the Disclosure Schedule without the prior written consent of Entrust, during the period from the date of this Agreement to the Effective Time, the Company shall use Reasonable Best Efforts to (and shall cause each Subsidiary to use Reasonable Best Efforts to) conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, except as set forth in
Section 4.4 of the Disclosure Schedule, the Company shall not (and shall cause each Subsidiary not to), without the written consent of Entrust:

          (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants, other than (i) option grants in the ordinary course of business (including with respect to option size, price and vesting) and (ii) repurchases pursuant to existing repurchase agreements;

          (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases other than pursuant to capital leases existing as of the date hereof); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness for borrowed money of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.21(k) or (except for normal increases in the ordinary course of business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for (i) existing payment obligations listed in Section 2.21 of the Disclosure Schedule,
(ii) bonuses to existing officers and employees that are consistent with the bonus awards and programs in effect as of the date hereof, whether formal or informal, and that are not greater than 110% of the target bonus award amounts,
(iii) signing bonuses of less than $25,000 awarded to employees commencing employment with the Company after the date hereof and (iv) bonuses to officers and employees of the Company and its Subsidiaries consistent with sales commission plans as of the date hereof);

          (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, limited liability company, association or other business organization or division thereof), other than acquisitions, sales, leases, licenses or dispositions of assets or property in the ordinary course of business;

          (f) except pursuant to capital leases existing as of the date hereof, mortgage or pledge any of its property or assets or voluntarily subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business;

          (h) amend its charter, by-laws or like organizational documents;

          (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

          (k) make or commit to make any capital expenditure in excess of $250,000 per item or $2,000,000 in the aggregate, or such additional amounts which may be approved by Entrust, such approval not be unreasonably withheld or delayed, other than those purchase orders to which the Company is obligated to pay as of the date hereof;

          (l) institute or settle any Legal Proceeding with a third party except cash settlements not to exceed $25,000 individually and in the aggregate;

          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Merger set forth in Article V not being satisfied; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

     4.5  Entrust Operation of Business.  Except as contemplated by this
          -----------------------------
Agreement, during the period from the date of this Agreement to the Effective Time, Entrust shall use Reasonable Best Efforts (and shall cause each Subsidiary to use Reasonable Best Efforts to) conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations material to its business and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Entrust shall not (and shall cause each Subsidiary not to), without the written consent of the Company
(a) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take such action would result in any of the conditions to the Merger set forth in Article V not being satisfied or (b) acquire, or agree to acquire, by merging or consolidating with, or by purchasing any assets or equity securities or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, (i) the value for which consideration exceeds $500,000,000 or (ii) which requires the approval of the stockholders of Entrust.

     4.6  Access to Information.
          ---------------------

          (a) The Company shall (and shall cause each Subsidiary to) permit representatives of Entrust to have full reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

          (b) Within 20 days after the end of each month ending prior to the Closing, beginning with the end of April 2000, the Company shall furnish to Entrust an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly in the view of the Company's management the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

     4.7  Exclusivity.
          -----------

          (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Entrust) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company or any Subsidiary, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company or any Subsidiary to any party (other than Entrust) except (x) as required by the Company's Shareholder Rights Agreement or (y) in the ordinary course of business, or (iii) engage in discussions or negotiations with any party (other than Entrust) concerning any such transaction.

          (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above are pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify Entrust of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8  Expenses.  Except as set forth in Article VI and the Escrow Agreement,
          --------
each of the Parties shall bear its own costs and expenses (including legal, accounting, financial advisory and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein.

     4.9  Qualification of Merger Shares.  As promptly as practicable after the
          ------------------------------
date hereof, Entrust shall use its Reasonable Best Efforts to file with the California Department of Corporations an Application for Fairness Hearing and Qualification by Permit to issue the Merger Shares, pursuant to the exemption from registration under the Securities Act contained in

Section 3(a)(10) thereof and pursuant to a permit (a "Permit") issued under
Section 25113 of the California Corporate Securities Law of 1968, as amended (the "Section 3(a)(10) Application"). Entrust will respond to any comments from the California Department of Corporations and use its Reasonable Best Efforts to have the Permit granted as soon as practicable after such filing. In the event that Entrust determines that it is unable to file the Section 3(a)(10) Application or if the California Department of Corporations has not cleared Entrust to mail the Information Statement and required notice within 60 days after the initial Section 3(a)(10) Application is filed, such party shall prepare and file with the SEC a Registration Statement on Form S-4 (or similar form) covering the Merger Shares to register the issuance of the Merger Shares under the Securities Act. Entrust will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or for additional information and will supply the other with copies of all correspondence between Entrust or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement. All documents that Entrust is responsible for filing with the SEC or other regulatory authorities under this
Section 4.9 will comply as to form in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, Entrust will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials such amendment or supplement. The Company agrees to cooperate with Entrust in the preparation of the Section 3(a)(10) Applications and/or the Registration Statement on Form S-4. As promptly as practical after the date of this Agreement, Entrust shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

     4.10 Indemnification.
          ---------------

          (a) Entrust shall not, for a period of six years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time. Entrust shall (i) assume and honor, as of the Effective Time, all obligations of the Company under the Company's Articles of Incorporation and By-laws, as currently in effect, and indemnification agreements of directors and executive officers of the Company who served as such prior to the Effective Time and (ii) pay all amounts that become due and payable under such provisions. This Section 4.10 shall survive the consummation of the Merger, is intended to benefit Entrust, the Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Company and Entrust, and shall be enforceable by the indemnified parties.

          (b) For a period of three years after the Effective Time, Entrust shall use its Reasonable Best Efforts to cause the Company to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable as of the date of this Agreement to the current directors and officers of the Company; provided, however, that in no event will Entrust or the Company be required to
--------  -------
expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 150% of such annual premium).

     4.11 Agreements from Certain Affiliates of the Company.  Upon the execution
          -------------------------------------------------
of this Agreement, the Company shall provide to Entrust a list of those persons who are, in the Company's reasonable judgment, Affiliates of the Company. The Company shall provide Entrust such information and documents as Entrust shall reasonably request for purposes of reviewing such list and shall notify Entrust regarding any change in the identity of its Affiliates prior to the Closing Date. In order to help ensure that the issuance of and any resale of the Merger Shares will comply with the Securities Act, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered to Entrust, as soon as practicable and in any case prior to the mailing of the Information Statement (or, in the case of any person who becomes an Affiliate after such date, as soon as practicable after such person becomes an Affiliate), an Affiliate Agreement, in the form attached hereto as Exhibit A (an "Affiliate Agreement"), executed by
                               ---------
each of its Affiliates. Entrust shall be entitled to place appropriate legends on the certificates evidencing any Merger Shares to be issued to Affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for Entrust Common Stock, setting forth restrictions on transfer consistent with the terms of the Affiliate Agreement.

     4.12 Listing of Merger Shares.  Prior to the Closing, Entrust shall file a
          ------------------------
Nasdaq National Market Notification for Listing of Additional Shares (or comparable notice) (the "Nasdaq Notice") with Nasdaq with respect to the listing of the Merger Shares on Nasdaq.

     4.13 Tax Matters.  Each of the Parties shall use its Reasonable Best
          -----------
Efforts to cause the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Each of the Parties hereby covenants and agrees to file all Tax Returns in a manner consistent in all respects with such expectations and intentions. Each of the Parties agrees to make such reasonable representations as requested by counsel for purposes of rendering the opinions referred to in Section 5.2(i) and 5.3(h) of this Agreement.

     4.14 Director.  Entrust agrees to elect J. Alberto Yepez to an initial term
          --------
as a Class II Director of Entrust, effective immediately upon the Effective Time. Prior to the Effective Time, the boards of directors of Entrust and the Company shall each comply as applicable with the provisions of the SEC's no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b of the Exchange Act.

     4.15 Employee Benefit Plans.  As soon as practicable after the Effective
          ----------------------
Time (the "Benefits Date"), Entrust shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated Entrust employees. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company), Entrust shall provide or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof. Each Company employee who continues to be employed by Entrust or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under any substantially similar plans of Entrust for years of service with the Company or its Subsidiaries (or, if applicable, predecessor entities) prior to the Effective Time.

     4.16 Conversion of Company Preferred Stock.  The Company shall use its
          -------------------------------------
Reasonable Best Efforts to cause all of the shares of the Company Preferred Stock to convert into Company Common Stock prior to the Effective Time.

                                   ARTICLE V
                     CONDITIONS TO CONSUMMATION OF MERGER

     5.1  Conditions to Each Party's Obligations.  The respective obligations of
          --------------------------------------
each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval;

          (b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated; and

          (c) the California Department of Corporations shall have approved the
Section 3(a)(10) Applications and issued a permit qualifying the Merger Shares pursuant to Section 25113 of the California Corporate Securities Law of 1968, as amended, or the Registration Statement on Form S-4 of Entrust shall have been declared effective by the SEC and there shall not be in effect any stop order suspending the effectiveness of the permits or the Registration Statement on Form S-4 or any proceedings seeking such a stop order.

     5.2  Conditions to Obligations of Entrust and the Transitory Subsidiary.
          ------------------------------------------------------------------
The obligation of each of Entrust and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by Entrust) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 3% of the number of outstanding Company Shares as of the Effective Time (calculated assuming the conversion into shares of Company Common Stock of all outstanding shares of Company Preferred Stock);

          (b) [intentionally omitted];

          (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 shall be true and correct (i) as of the date hereof and (ii) as of the Closing as though made on and as of the Closing, and any other representations and warranties of the Company set forth in this Agreement shall be true and correct (determined without regard to any materiality qualifiers, including without limitation, "Company Material Adverse Effect") (i) as of the date hereof and (ii) as of the Closing, as though made on and as of the Closing, except for such inaccuracies as would not have a Company Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the Internet infrastructure industry, (iii) liabilities directly incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement) or (iv) directly attributable to the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products));

          (d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no Legal Proceeding of any Governmental Entity shall be pending or threatened, and no Legal Proceeding of any party other than a Governmental Entity shall be pending, in either case, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to Entrust and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through
(e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 are satisfied in all respects;

          (g) Entrust shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, an opinion, in form reasonably satisfactory to Entrust, addressed to Entrust and dated as of the Closing Date;

          (h) Entrust shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and the Subsidiaries and officers of the Company or the Subsidiaries designated by Entrust (other than any such resignations which Entrust designates, by written notice to the Company, as unnecessary);

          (i) Entrust shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to Entrust, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, provided, however that in the event Hale and Dorr LLP refuses to deliver such opinion at the Closing, this condition shall be deemed satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation shall deliver an opinion dated the Closing Date;

          (j) the Escrow Agreement shall have been executed and delivered by the parties thereto;

          (k) there shall have been no material adverse change in the business, properties, operations, financial condition, assets or liabilities of the Company and no event or events shall have occurred that would reasonably be expected to have a Company Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the Internet infrastructure industry, (iii) liabilities directly incurred in connection with this Agreement or the transactions contemplated hereby

(including litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement), or (iv) directly attributable to the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products)) on the Company, and Entrust shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect;

          (l) the Amended and Restated Shareholder Rights Agreement and the Agreement between Novell, Inc. and the Company dated November 12, 1998, in connection with the Series B Preferred financing, shall have been terminated by the parties thereto; and

          (m) Entrust shall have received certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions.

     5.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) Entrust shall have filed a Nasdaq Notice with Nasdaq with respect to the listing of the Merger Shares thereon;

          (b) [intentionally omitted];

          (c) the representations and warranties of Entrust and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 shall be true and correct (i) as of the date hereof and (ii) as of the Closing as though made on and as of the Closing, and any other representations and warranties of Entrust and the Transitory Subsidiary set forth in this Agreement shall be true and correct (determined without regard to any materiality qualifiers, including without limitation, "Entrust Material Adverse Effect") (i) as of the date hereof and (ii) as of the Closing, as though made on and as of the Closing, except for such inaccuracies as would not have an Entrust Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the Internet infrastructure industry, (iii) liabilities directly incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against Entrust and/or the Transitory Subsidiary or any member of either Entrust and/or the Transitory Subsidiary's Board of Directors in respect of this Agreement) or (iv) directly attributable to the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products));

          (d) each of Entrust and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no Legal Proceeding of any Governmental Entity shall be pending or threatened, and no Legal Proceeding of any party other than a Governmental Entity shall be pending, in either case, wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or

(ii) have an Entrust Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) Entrust shall have delivered to the Company a certificate (the "Entrust Certificate") to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Entrust) of this Section 5.3 is satisfied in all respects;

          (g) the Company shall have received from Hale and Dorr LLP, counsel to Entrust and the Transitory Subsidiary, an opinion, in form reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date;

          (h) the Company shall have received an opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to the Company, in a form reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, provided, however that in the event Wilson Sonsini Goodrich & Rosati, Professional Corporation, refuses to deliver such opinion at the Closing, this condition shall be deemed satisfied if Hale and Dorr LLP shall deliver an opinion dated the Closing Date;

          (i) there shall have been no material adverse change in the business, properties, operations, financial condition, assets or liabilities of Entrust and no event or events shall have occurred that could reasonably be expected to have an Entrust Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the Internet infrastructure industry, (iii) liabilities directly incurred in connection with this Agreement or the transactions contemplated hereby (including litigation brought or threatened against Entrust or any member of its Board of Directors in respect of this Agreement), or (iv) directly attributable to the announcement of the transactions contemplated hereby (including loss of personnel, customers or suppliers or the delay or cancellation of orders or products)) on Entrust, and the Company shall have received a certificate signed on behalf of Entrust by its Chief Executive Officer and Chief Financial Officer to such effect; and

          (j) the Company shall have received certificates of good standing of Entrust and the Transitory Subsidiary in their respective jurisdictions of organization, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions.

                                  ARTICLE VI
                                INDEMNIFICATION

     6.1  Indemnification by the Company Shareholders.  The Company Shareholders
          -------------------------------------------
receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Shareholders") shall indemnify Entrust in respect of, and hold it harmless against, any claims, losses, liabilities, fines, fees, penalties, damages, deficiencies, costs and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation)

("Damages") incurred or suffered by the Surviving Corporation or Entrust or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach of a representation or warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

          (b) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests; or

          (c) any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the California Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

     6.2  Indemnification Claims.
          ----------------------

          (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third-party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party may be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI, provided, however, in each case that any assumption of control of a defense by the Indemnifying Party shall not, solely by such assumption of control, be an admission or concession of any liability under this Article VI on the part of the Indemnifying Party, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. In the event it is reasonably determined by an Indemnifying Shareholder that the Indemnifying Shareholders require separate counsel because of conflicting interests or different defenses available with respect to a suit or proceeding, the Indemnifying Shareholders shall be entitled to have the reasonable legal fees and expenses of such counsel (not to exceed $1,000,000 in the aggregate) paid by Entrust, and Entrust shall be entitled to claim such fees and expenses as Damages under this Article VI. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Entrust such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount),

(ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Entrust such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of Entrust Common Stock on Nasdaq over the five consecutive trading days ending on the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Entrust Common Stock), multiplied by the number of such Escrow Shares.

          (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party pursue the ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. All statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential. The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute, a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to Entrust and/or the Indemnifying Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article
VI).

          (f) For purposes of this Section 6.2 and the last two sentences of
Section 6.3, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.2 or Section 6.3) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Shareholders under this
Article VI and the Escrow Agreement. The Indemnification Representative shall have no liability to any Indemnifying Shareholder for any action taken or omitted on behalf of the Indemnifying Shareholders pursuant to this Article VI or the Escrow Agreement.

     6.3  Survival of Representations and Warranties.  All representations and
          ------------------------------------------
warranties contained in this Agreement and the Company Certificate and the indemnification obligations set forth in Section 6.1 hereof shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Shareholders in accordance with the terms of the Escrow Agreement.

     6.4  Limitations.
          -----------

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Shareholders for Damages under this Article VI shall be limited to the Escrow Shares, (ii) the Indemnifying Shareholders shall not be liable under this Article VI unless and until the aggregate Damages for which they or it would otherwise be liable exceed $1,500,000 (at which point the Indemnifying Shareholders shall become liable for the aggregate Damages, and not just amounts in excess of $1,500,000), and (iii) each Indemnifying Shareholder shall only be liable for his, her or its pro rata share of the Escrow Shares (based on the number of Merger Shares received by such Indemnifying Shareholder as a percentage of the total number of Merger Shares issued). For purposes of this Article VI only, all representations and warranties of the Company in
Article II shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" were omitted from such representations and warranties.

          (b) The Escrow Agreement shall be the exclusive means for Entrust to collect any Damages for which it is entitled to indemnification under this
Article VI. Notwithstanding the foregoing, with respect to claims based on fraud, the rights of Entrust under this Article VI shall not be limited to the Escrow Amount nor shall the Escrow Agreement be the exclusive means for Entrust to enforce such rights.

          (c) No Indemnifying Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

     6.5  Indemnification Representative.
          -------------------------------

          (a) The Indemnification Representative is hereby constituted and appointed as agent for and on behalf of the Company Shareholders with respect to this Article VI. The Indemnification Representative shall incur no liability to the Indemnifying Shareholders with respect to any action taken or suffered by he, she or it in reliance upon any note, direction, instruction, consent, statement or other documents believed by he, she or it to be genuinely and duly authorized, nor for other action or inaction except his, her or its own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Indemnification Representative shall not be liable to the Indemnifying Shareholders for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice.

          (b) In the event of (i) the death or permanent disability of the Indemnification Representative, (ii) his, her or its resignation as an Indemnification Representative, or (iii) upon the majority vote of the Indemnifying Shareholders (as provided below), a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Shareholders, with each such Indemnifying Shareholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Shareholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term "Indemnification Representative" as used herein shall be deemed to include successor Indemnification Representative.

          (c) The Indemnification Representative shall have full power and authority to represent the Indemnifying Shareholders, and their successors, with respect to all matters arising under this Article VI and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Article VI, to compromise any claims asserted hereunder and to authorize any release of the Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Shareholders and their successors.

                                  ARTICLE VII
                                  TERMINATION

     7.1  Termination of Agreement.  The Parties may terminate this Agreement
          ------------------------
prior to the Effective Time (whether before or after Requisite Shareholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) Entrust may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured by September 30, 2000 (the "End Date");

          (c) the Company may terminate this Agreement by giving written notice to Entrust in the event Entrust or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured by the End Date;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Shareholder Approval;

          (e) Entrust may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred by the End Date (unless the failure to close results primarily from a breach by Entrust or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (f) the Company may terminate this Agreement by giving written notice to Entrust and the Transitory Subsidiary if the Closing shall not have occurred by the End Date (unless the failure to close results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2  Effect of Termination.  If any Party terminates this Agreement
          ---------------------
pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                 ARTICLE VIII
                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                          Section
------------                                          -------

ADR Procedure                                         6.2(d)
ADR Service                                           6.2(d)
Affiliate                                             2.14(a)(vii)
Affiliate Agreement                                   4.11
Agreed Amount                                         6.2(c)
Agreement                                             Introduction
Benefits Date                                         4.15
California Law                                        1.1
Canadian Subsidiary                                   3.1
CERCLA                                                2.22(a)
Certificates                                          1.7(a)
Claim Notice                                          6.2(b)
Claimed Amount                                        6.2(b)
Closing                                               1.2
Closing Date                                          1.2
Code                                                  1.9(a)
Common Conversion Ratio                               1.5(c)
Company                                               Introduction
Company Certificate                                   5.2(f)
Company Common Stock                                  Introduction
Company Customer Deliverables                         2.13(a)
Company Intellectual Property                         2.13(a)
Company Internal Systems                              2.13(a)
Company Material Adverse Effect                       2.1
Company Preferred Stock                               Introduction
Company Shares                                        Introduction
Company Shareholders                                  1.5(c)
Company Shareholders Meeting                          2.30
Controlling Party                                     6.2(a)
Conversion Ratios                                     1.5(c)
Damages                                               6.1
Disclosure Schedule                                   Article II
Dispute                                               6.2(c)
Dissenting Shares                                     1.6(a)
Effective Time                                        1.1
Employee Benefit Plan                                 2.21(a)(i)
End Date                                              7.1(b)
Entrust                                               Introduction
Entrust Certificate                                   5.3(f)

Entrust Common Stock                                  1.5(b)
Entrust Customer Deliverables                         3.10
Entrust Intellectual Property                         3.10
Entrust Internal Systems                              3.10
Entrust Material Adverse Effect                       3.1
Entrust Reports                                       3.5
Environmental Law                                     2.22(a)
ERISA                                                 2.21(a)(ii)
ERISA Affiliate                                       2.21(a)(iii)
Escrow Agreement                                      1.3(e)
Escrow Agent                                          1.3(e)
Escrow Shares                                         1.5(c)
Exchange Act                                          2.14(a)(vii)
Exchange Agent                                        1.3(d)
Expected Claim Notice                                 6.3
Financial Statements                                  2.6
GAAP                                                  2.6
Governmental Entity                                   2.4
HSR Act                                               2.4
Indemnification Representative                        1.3(e)
Indemnified Party                                     6.2(a)
Indemnifying Party                                    6.2(a)
Indemnifying Shareholders                             6.1
Information Statement                                 2.30
Initial Shares                                        1.5(c)
Intellectual Property                                 2.13(a)
IRS                                                   2.21(d)
Knowledge of Entrust                                  3.2
Knowledge of the Company                              2.2
Legal Proceeding                                      2.18
Liquidating Amount                                    1.5(c)
Liquidating Portion                                   1.5(c)
Materials of Environmental Concern                    2.22(b)
Merger                                                1.1
Merger Filings                                        1.1
Merger Shares                                         1.5(c)
Most Recent Balance Sheet                             2.8
Most Recent Balance Sheet Date                        2.6
Nasdaq                                                1.8
Nasdaq Notice                                         4.12
Non-controlling Party                                 6.2(a)
Options                                               1.9(a)
Participating Amount                                  1.5(c)
Parties                                               Introduction
Permit                                                4.9
Permits                                               2.25

Reasonable Best Efforts                               4.1
Response                                              6.2(c)
Requisite Shareholder Approval                        2.3
SEC                                                   1.9(c)
Section 3(a)(10) Application                          4.9
Securities Act                                        1.9(c)
Security Interest                                     2.4
Series A Preferred                                    Introduction
Series B Preferred                                    Introduction
Series C Preferred                                    Introduction
Series D Conversion Ratio                             1.5(c)
Series D Preferred                                    Introduction
Series D Warrant                                      1.5(c)
Software                                              2.13(d)
Subsidiaries                                          2.5(a)
Subsidiary                                            2.5(a)
Surviving Corporation                                 1.1
Taxes                                                 2.9(a)(i)
Tax Returns                                           2.9(a)(ii)
Total Consideration                                   1.5(a)
Transitory Subsidiary                                 Introduction
Value                                                  6.2(c)
Warrants                                               1.9(a)


                                  ARTICLE IX
                                 MISCELLANEOUS

     9.1  Press Releases and Announcements.  No Party shall issue any press
          --------------------------------
release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that
                                                         --------  -------
any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use Reasonable Best Efforts to advise and consult with the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2  No Third-Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares, and Article VI concerning indemnification and (b) the provisions in Section 4.10 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

     9.3  Entire Agreement.  This Agreement (including the documents referred to
          ----------------
herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided, however,
                                                            --------  -------
that the Mutual Non-Disclosure Agreement dated as of December 15, 1998, as amended as of December 15, 1999 and April 3, 2000, between Entrust and the Company shall remain in effect in accordance with its terms.

     9.4  Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of Entrust.

     9.5  Counterparts and Facsimile Signature.  This Agreement may be executed
          ------------------------------------
in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6  Headings.  The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7  Notices.  All notices, requests, demands, claims and other
          -------
communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:


If to the Company:                         Copy to:
-----------------                          -------

J. Alberto Yepez                           Page Mailliard, Esq.
enCommerce, Inc.                           Wilson Sonsini Goodrich & Rosati,
2901 Patrick Henry Drive                   Professional Corporation
Santa Clara, CA 95054                      650 Page Mill Road
Telecopy: (408) 222-7300                   Palo Alto, CA 94304-1050
                                           Telecopy: (650) 493-6811

If to Entrust or
----------------
the Transitory Subsidiary:                 Copy to:
-------------------------                  -------

James D. Kendry, Esq.                      James R. Burke, Esq.
Entrust Technologies Inc.                  Hale and Dorr LLP
One Preston Park South, Suite 400          60 State Street
4975 Preston Park Boulevard                Boston, MA 02109-1803
Plano, TX 75093                            Telecopy: (617) 526-5000
Telecopy: (972) 943-7360

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

     9.9  Amendments and Waivers.  The Parties may mutually amend any provision
          ----------------------
of this Agreement at any time prior to the Effective Time; provided, however,
                                                           --------  -------
that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to any restrictions contained in the California Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability.  Any term or provision of this Agreement that is invalid
          ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Construction.
          ------------

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.


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                                       48

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              ENTRUST TECHNOLOGIES INC.

                              By: /s/ John A. Ryan
                                  ----------------------------------------

                              Title: President and Chief Executive Officer
                                     -------------------------------------

                              ENABLE ACQUISITION CORP.

                              By: /s/ John A. Ryan
                                  --------------------------------

                              Title: President
                                     -----------------------------

                              enCOMMERCE, INC.

                              By: /s/ Alberto Yepez
                                  -------------------------------

                              Title: President and Chief Executive Officer
                                     -------------------------------------



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